Vorys, Sater, Seymour and Pease LLP Legal Counsel	106 South Main St. Suite 1100 Akron, Ohio 44308 330.208.1000 | www.vorys.com Founded 1909
Conrad R. Adkins
Direct Dial (330) 208-1148
Direct Fax (330) 208-1056
Email cradkins@vorys.com
December 20, 2010
Farmers National Banc Corp.
20 South Broad Street
Canfield, Ohio 44406

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel to Farmers National Banc Corp., an Ohio corporation (the “Company”), in connection with the offering by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase common shares, no par value (the “Common Shares”), of the Company (the “Rights Offering”). Pursuant to the Rights Offering, Common Shares may be issued and sold by the Company upon exercise of the Rights (the “Rights Shares”). We are also acting as counsel to the Company in connection with the issuance and sale by the Company of Common Shares (the “Standby Shares”) to standby investors (the “Standby Offering”) and to the public in any public re-offering of unsubscribed Common Shares (the “Re-Offer Shares”) following the Rights Offering and the Standby Offering (the “Public Re-Offering”). The Company has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Rights, the Rights Shares, the Standby Shares and the Re-Offer Shares. The Registration Statement includes a prospectus to be furnished to the shareholders of the Company in connection with the Rights Offering, to standby investors in connection with the Standby Offering and to the public in connection with the Public Re-Offering.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of original documents to all

Columbus	|	Washington	|	Cleveland	|	Cincinnati	|	Alexandria	|	Akron	|	Houston

Legal Counsel
Farmers National Banc Corp.
December 17, 2010

documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
     Based upon the foregoing examination and in reliance thereon and the assumptions made herein, we are of the opinion that:
     (i) the Rights have been duly authorized and, when issued in accordance with the terms of the Registration Statement, will be validly issued and legally binding obligations of the Company;
     (ii) the Rights Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable;
     (iii) the Standby Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable; and
     (iv) the Re-Offer Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the use of our name therein under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP